SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

July 2, 2009

Date of Report

June 26, 2009

(Date of earliest event reported)

AIMS™ WORLDWIDE, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-86711	87-0567854
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

10400 Eaton Place, Suite 203, Fairfax, VA  22030

(Address of principal executive offices, including zip code)

703-621-3875

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐

Written communications pursuant to Rule 425 under the Securities Act

☐

Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01

Entry into a Material Definitive Agreement

On June 26, 2009, the Company entered into agreements whereby it acquired 100% of the outstanding stock of BrandStand Group, Inc. (“BGI”).  The acquisition was completed in two transactions.

In the first transaction, the Company entered a stock purchase agreement for the acquisition of 32% of Brandstand’s outstanding stock in exchange for a promissory note in the amount of $400,000.  The note yields 8% interest per annum and payments are due quarterly in the amount of $105,049.50 with the first payment due September 26, 2009 and quarterly thereafter with the balance due on or before June 26, 2010 (the “Note”).  The note is secured by a pledge and security agreement under which the Company pledged 100% of the issued and outstanding shares in BGI (the “Pledge Agreement”).  James P. Gregory and Thomas W. Cady each received 100,000 shares of AIMS common stock in exchange for acting a co-makers with respect to financing an interim step in the transaction in which Gregory and Cady purchased 32% of the BGI stock from Timothy C. Cusick in exchange for their promissory note in the same amount and bearing the same terms and conditions as the Note, followed by a sale of the BGI Shares to the Company in exchange for the Note and Pledge Agreement.

In the second transaction, the Company contributed $350,000 in cash, and 1,600,000 shares of AIMS common stock to its newly formed, wholly-owned subsidiary, AIMS MS 1 Corporation (“AIMS MS 1”), a Pennsylvania corporation.  The Company and AIMS MS 1 entered into an acquisition agreement and an agreement and plan of merger with BGI, pursuant to which AIMS MS 1 merged with BGI, with BGI the surviving corporation.  Timothy C Cusick, owner of the remaining 68% of the outstanding shares in BGI exchanged these shares for 1,500,000 shares of AIMS common stock and $350,000.00 in cash.  The Company exchanged its 32% of the shares in BGI and 100% of its shares in AIMS MS 1 for 1,000 shares of BGI. Post-closing, the Company owns 1,000 shares of BGI common stock.  These shares constitute 100% of the issued and outstanding shares in BGI.  100,000 shares of AIMS common stock was retained by BGI to use as incentive compensation to key employees.

In addition to the Note described above, AIMS borrowed $350,000 to finance the transaction.  AIMS borrowed $350,000 at 18% interest per annum payable interest only on a quarterly basis beginning September 26, 2009 with the full balance due on June 26, 2010 (the “Loans”).  An origination fee and cost reimbursement in the amount of $35,000 is due at maturity (unless extended in which case it is due on the extended maturity date).  The lenders received a warrant to purchase 350,000 shares of AIMS common stock at $0.352 per share over a five year period.  The Company has the right to extend the maturity date for six months.  If it elects to do so the lenders will receive an additional warrant to purchase 175,000 shares of AIMS common stock at $0.352 and an additional origination fee and cost reimbursement in the amount of $17,500 due and payable on the extended maturity date.  James P. Gregory received 100,000 shares of AIMS common stock in exchange for his guaranty of a portion of the Loans, Thomas W. Cady received 50,000 shares of AIMS common stock for providing a portion of the loans, and Chris Petersen received 25,000 shares of AIMS common stock for providing a portion of the loans.

Timothy C. Cusick will continue in the employ of BGI post-closing on a full-time basis through November 30, 2009, as the chief executive officer and a director.  Thereafter, Mr. Cusick will provide part-time services to BGI.  Mr. Cusick’s employment agreement with BGI precludes him from competing with BGI for a period of five years.

BrandStand is a branding, marketing and customer-generating service to the restaurant and retail industry. BrandStand clients include national and regional accounts such as Silver Diner, Burger King, Schlotzsky’s and Z-Pizza.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AIMS™ WORLDWIDE, INC.

Date:  July 2, 2009

By: /s/ Gerald Garcia, Jr.

Gerald Garcia, Jr.

President and Chief Executive Officer

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